SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2009

Sanders Morris Harris Group Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 993-4610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 29, 2009, Sanders Morris Harris Group Inc. (the “Company”), entered into an agreement (the “Agreement”) with Fredric M. Edelman and Edward Moore pursuant to which the parties agreed to make certain amendments to (1) the Reorganization and Purchase Agreement dated as of May 10, 2005 (the “Purchase Agreement”), among Sanders Morris Harris Group Inc., a Texas corporation (“SMHG”), The Edelman Financial Center, Inc., a Virginia corporation (“EFC Inc”), The Edelman Financial Center, LLC, a Delaware limited liability company (“EFC LLC”), and Mr. Edelman, pursuant to which SMHG agreed to purchase a 100% of the member interests in EFC LLC from EFC Inc. and Edelman and (2) the Letter Loan Agreement and Letter Agreement each dated December 8, 2006 (the “EFA Agreements”), between SMHG and Edelman Financial Advisors, LLC, a Delaware limited liability company (formerly known as Edelman Personal Financial Advisors, LLC)(“EFA”), pursuant to which SMHG agreed to make certain loans to EFA and acquired 10 Units (10%) of member interest in EFA.

The Agreement provides that:

(i) On or before February 28, 2009, SMHG will purchase 58 units (58%) of member interest in EFA from Edelman and 8 units (8%) of member interest in EFA from Edward Moore for an aggregate consideration consisting of (a) $25,000,000 in cash and (b) a subordinated promissory note in the principal amount of $10,000,000. The change of ownership will be effective as of January 1, 2009.

(ii) The Purchase Agreement is amended, effective as of January 1, 2009, to delete references to the “Third Closing” and SMHG is not be required to pay the Third Closing Consideration.

(iii) On or before February 28, 2009, the Board of Directors of SMHG agreed to elect Edelman a director of SMHG and to the office of President of SMHG with the duties set forth in the Amended and Restated Bylaws of SMHG (as such Amended and Restated Bylaws are constituted as of the date hereof).

(iv) The EFA Agreements are terminated.

(v) If SMHG defaults in its obligation to pay in full the purchase price as provided in paragraph (i), the Purchase Agreement will not be amended as provided in this paragraph (ii) and will remain in full force and effect and each of the other provisions of the Agreement shall terminate and be of no further force or effect.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective as of January 29, 2009, Nolan Ryan resigned from the Board of Directors of Sanders Morris Harris Group Inc. and Robert E. Garrison II resigned as President of Sanders Morris Harris Group Inc.

(c) and (d) On January 29, 2009, the Board of Directors elected Fredric M. Edelman, age 50, as a director and President of Sanders Morris Harris Group Inc. Mr. Edelman, has served as Chairman and Chief Executive Officer of The Edelman Financial Center, LLC since May 2005, when Sanders Morris Harris Group Inc., acquired a 51% ownership interest. From December 1987 to May 2005, he owned and managed Edelman Nebel Financial Services, renamed Edelman Financial Services, Inc. in 1991. Barron’s has ranked Mr. Edelman among America’s 100 top financial advisors in 2004, 2005, 2006, 2007, and 2008. In 2004, he was inducted into the Financial Advisor Hall of Fame and ranked the No. 1 advisor in the nation by Research Magazine for his focus on the individual client. Mr. Edelman was named Entrepreneur of the Year for Washington, D.C. by Ernst and Young in 2001. He has written six books on personal finance: Ordinary People, Extraordinary Wealth, The New Rules of Money, Discover the Wealth Within You, What You Need to Do Now, The Truth About Money, which was named Book of the Year by Small Press magazine, and The Lies About Money. The Ric Edelman Show, broadcast on the ABC Radio Network, can be heard on radio stations throughout the country. He was named Best Talk Show Host in 1993 by the Achievement in Radio Awards (A.I.R.). He served as Chairman of the Board of the United Way of the National Capital Area in 2006 and 2007. He also serves on the boards of The Boys & Girls Club of Greater Washington, D.C. and its foundation. He received his BA degree from Glassboro State College in 1980.

The Nominating and Corporate Governance Committee considered Mr. Edelman’s candidacy in accordance with its stated procedures.

Reference is made to Item 1.01 for information concerning the transactions between SMHG and Mr. Edelman.

Item 7.01	Regulation FD Disclosure

On January 29, 2009, the Company also announced that Ben T. Morris intends to step down as Chief Executive Officer of the Company effective as of the 2009 annual meeting in May. Mr. Morris will continue as a director and senior officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

a.	Financial statements of business acquired

Not Applicable

b.	Pro forma financial information

Not Applicable

c.	Exhibits

99.1	Press Release.

99.2	Letter Agreement among Sanders Morris Harris Group Inc., Fredric M. Edelman and Edward Moore.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: January 30, 2009